                                                                  EXHIBIT (G)(6)

                      FORM OF PRESS RELEASE ISSUED BY THE
                        COMPANY, DATED FEBRUARY 25, 1997
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                                                                Exhibit (g)(6)

[TITAN WHEEL LETTERHEAD]

NEWS RELEASE FROM TITAN WHEEL INTERNATIONAL, INC.                      NYSE: TWI

                                                      Contact: Kent W. Hackamack
                                                 Titan Vice President of Finance
                                                                  (217) 221-4330
FOR IMMEDIATE RELEASE                                          February 24, 1997


        TITAN FILES REGISTRATION STATEMENT FOR SENIOR SUBORDINATED NOTES

Quincy, IL. - Titan Wheel International, Inc. (NYSE: TWI), announced that it has filed a Registration Statement with the Securities and Exchange Commission for the proposed sale of $150 million principal amount of senior subordinated notes due in the year 2007. The notes will be offered through Merrill Lynch & Co., Smith Barney Inc., Schroder Wertheim & Co., Dean Witter Reynolds Inc. and A.G. Edwards & Sons, Inc. as underwriters. Copies of a prospectus relating to the notes may be obtained from Merrill Lynch & Co., 250 Vesey Street, World Financial Center, North Tower, New York, New York 10281.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Titan Wheel International, Inc., is a leading global supplier of mounted tire and wheel systems for off-highway vehicles used in agriculture, construction, mining, military, recreation and grounds care. Titan has manufacturing and distribution facilities throughout the United States and Europe.






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